Exhibit 99.2

Tastemaker Acquisition Corp. Announces Closing of $276 Million Initial Public Offering

NEW YORK, Jan. 12, 2021 (GLOBE NEWSWIRE) — Tastemaker Acquisition Corp. (the “Company”), a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, today announced the closing of its initial public offering of 27,600,000 units, including 3,600,000 units issued to the underwriters upon full exercise of their over-allotment option, at a price of $10.00 per unit. The units began trading on The Nasdaq Capital Market (“Nasdaq”) on January 8, 2021 under the ticker symbol “TMKRU”.

Each unit issued in the offering consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units commence separate trading, the shares of Class A common stock and redeemable warrants are expected to be respectively listed on Nasdaq under the symbols “TMKR” and “TMKRW”. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

A registration statement relating to the securities became effective on January 7, 2021. The offering was made only by means of a prospectus, which forms a part of the registration statement. Copies of the prospectus may be obtained for free by visiting EDGAR on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov. Alternatively, copies may be obtained from Stifel, Nicolaus & Company, Incorporated, One South Street, 15th Floor, Baltimore, Maryland 21202, email: syndprospectus@stifel.com, or by telephone: (855) 300-7136.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Tastemaker Acquisition Corp.,

Tastemaker Acquisition Corp., led by David Pace, Co-Chief Executive Officer; Andrew Pforzheimer, Co-Chief Executive Officer; Gregory Golkin, President; and Christopher Bradley, Chief Financial Officer, is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While we may pursue an initial business combination target in any stage of its corporate evolution or in any industry, sector or geographic location, we intend to focus our search for a target business operating in the restaurant, hospitality and related technology and service sectors. Please visit our corporate website at https://www.tastemakeracq.com/

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Relations

Keil Decker

ICR

(646) 677-1854

tastemaker@icrinc.com

Investor Contact:

Raphael Gross

ICR

(203) 682-8253

tastemaker@icrinc.com